Contact: Kleyton Parkhurst, SVP
ePlus inc.
investors@eplus.com
703-984-8150

ePlus Reports Fiscal 2011 Second Quarter Results

HERNDON, VA – November 4, 2010 – ePlus inc. (Nasdaq NGM: PLUS – news), a leading provider of technology solutions, today announced financial results for its fiscal second quarter ended September 30, 2010.

Revenues totaled $234.5 million, an increase of $61.8 million or 35.8%, compared to $172.7 million in the fiscal second quarter of 2010. Net earnings increased 58.3% to $7.9 million or $0.94 per diluted share, as compared to $5.0 million, or $0.58 per diluted share, in the fiscal second quarter of 2010. Revenues for the quarter ended September 30, 2010 include patent license and settlement income of $125 thousand, compared to $3.4 million for the quarter ended September 30, 2009.

“Spending for IT products and services in the U.S. rebounded due to improved economic conditions, and we achieved another quarter of significant revenue and earnings improvement on both a year-over-year and sequential basis,” said Phillip G. Norton, Chairman, President and Chief Executive Officer.  “Our business model has proven its scalability and efficiency, as gross profit increased at a much greater rate than overhead, further driving net earnings.  I believe this demonstrates that ePlus is well positioned for the future, having a solid balance sheet, a skilled workforce, a solution set that is in high demand by our customers, and an efficient operating platform.”

Quarterly Results
Sales of product and services totaled $221.9 million, an increase of $64.6 million or 41.1%, as compared to $157.3 million in the fiscal second quarter of 2010. The gross margin on products and services was 14.5%, down slightly compared to 14.6% in the same quarter last year.

Revenues generated from the combination of sales of leased equipment, lease revenues, and fee and other income totaled $12.4 million, an increase of $0.4 million or 3.3%, compared to $12.0 million in the fiscal second quarter of 2010. Lease revenues totaled $8.6 million, a decrease of $0.3 million as compared to the same quarter last year, due to lower sales of leased assets and transfers of financial assets, partially offset by increased earnings from direct financing leases.

Selling, general, and administrative expenses, which includes professional and other fees, salaries and benefits, and general and administrative expenses, totaled $28.0 million, an increase of $3.4 million or 13.9%, as compared to $24.5 million in the fiscal second quarter of 2010. Professional and other fees increased by $1.0 million compared to the prior year, primarily due to higher legal fees. Salaries and benefit expenses increased $2.3 million, compared to the prior year, due to higher commissions and bonuses on increased sales as well as slightly higher salary expenses. As of September 30, 2010, the Company had 660 employees, as compared to 657 employees as of September 30, 2009.

Interest and financing costs totaled $0.7 million, a decrease of $0.4 million compared to the fiscal second quarter of 2010, due to lower non-recourse note balances. At September 30, 2010, non-recourse notes payable totaled $41.3 million, a decrease of 36.0%, compared to $64.6 million at September 30, 2009.

As of September 30, 2010, stockholders’ equity was $199.6 million or $24.27 per share. Total cash and cash equivalents were $68.3 million.

On August 12, 2010, the Company’s Board of Directors amended the share repurchase plan commencing on September 16, 2010 to repurchase a maximum of 500,000 shares of ePlus’ outstanding common stock.  The previous stock repurchase program was scheduled to expire on September 15, 2010.  During the three months ended September 30, 2010, ePlus repurchased 99,809 shares of its outstanding common stock at an average cost of $17.52 per share for a total purchase price of $1.7 million.

Year to Date Results
For the six months ended September 30, 2010, revenues totaled $423.5 million, an increase of $98.3 million or 30.2%, as compared to $325.1 million for the six months ended September 30, 2009. Net earnings increased 83.0% to $12.6 million or $1.51 per diluted share, as compared to $6.9 million, or $0.81 per diluted share, for the comparable period of fiscal 2009.

Sales of product and services totaled $397.8 million, an increase of $100.1 million or 33.6%, as compared to $297.7 million in the first six months of fiscal 2009. The gross margin on products and services was 14.3%, down slightly from 14.4% in the comparable period last year. Revenues generated from the combination of sales of leased equipment, lease revenues, and fee and other income totaled $25.6 million, an increase of $1.5 million or 6.4%, compared to $24.0 million in the first six months of fiscal 2009.

Selling, general, and administrative expenses, which includes professional and other fees, salaries and benefits, and general and administrative expenses, totaled $54.7 million, an increase of $6.9 million or 14.4%, as compared to $47.8 million in the comparable period of fiscal 2009.  The change includes an 61.6% increase in professional and other fees to $7.2 million from $4.5 million, primarily due to higher legal fees.

During the six months ended September 30, 2010, ePlus repurchased 123,528 shares of its outstanding common stock at an average cost of $17.45 per share for a total purchase price of approximately $2.2 million.

Percentage changes stated throughout this press release are calculated based upon numbers from the Company’s financial statements (stated in thousands of dollars), not on the rounded numbers used herein.  Investors are encouraged to read the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and the Company’s Form 10-Q for the quarter ended September 30, 2010.  Copies are available via the Company’s Web site at http://www.eplus.com, the SEC’s Web site at http://www.sec.gov, or by contacting the Company.

Conference Call Information
The Company will host a conference call on Friday, November 5, 2010 at 11:00 a.m. (Eastern time).  The call can be accessed live over the phone by dialing (877) 870-9226, or for international callers, (973) 890-8320.  Reference code: 20746328.  A live webcast will be available via the Company’s investor relations Web site at www.eplus.com.

A replay will be available shortly after the call and can be accessed by dialing (800) 642-1687, or for international callers, (706) 645-8291.  The passcode for the replay is 20746328.  The replay will be available until November 12, 2010.  The webcast will also remain available for replay via the Company’s investor relations page of its Web site.

Forward-Looking Statements
Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from the recent financial crisis in the credit markets and general slowdown of the U.S. economy such as our current and potential customers delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, the possibility of additional goodwill impairment charges, and restrictions on our access to capital necessary to fund our operations; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to adapt to changes in the IT industry and/or rapid change in product standards; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; our ability to consummate and integrate acquisitions; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

About ePlus inc.
ePlus is a leading provider of technology solutions.  ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, professional services, flexible lease financing, proprietary software, and patented business methods.  Founded in 1990, ePlus has more than 650 associates in 20+ locations serving federal, municipal, and commercial customers.  The Company is headquartered in Herndon, VA.   For more information, visit http://www.eplus.com, call 888-482-1122, or email info@eplus.com.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except for share amounts)
	As of	As of
	September 30, 2010	March 31, 2010
ASSETS

Cash and cash equivalents	$68,287	$ 85,077
Accounts receivable, net of allowance for doubtful	124,352	108,752
Notes receivable	2,217	1,991
Inventories	11,447	9,316
Investment in leases and leased equipment - net	124,724	153,553
Property and equipment - net	1,891	2,057
Other assets	40,313	27,312
Goodwill	17,573	17,573
TOTAL ASSETS	$390,804	$405,631

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Accounts payable - equipment	$11,737	$ 40,894
Accounts payable - trade	13,867	17,501
Accounts payable - floor plan	63,617	57,613
Salaries and commissions payable	7,138	5,763
Accrued expenses and other liabilities	47,789	40,502
Income taxes payable	3,938	2,385
Recourse notes payable	-	102
Nonrecourse notes payable	41,320	53,577
Deferred tax liability	1,803	1,803
Total Liabilities	191,209	220,140

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 25,000,000 shares authorized; 12,141,658 issued and 8,224,509 outstanding at September 30, 2010 and 11,917,129 issued and 8,123,508 outstanding at March 31, 2010	121	$119
Additional paid-in capital	87,765	84,100
Treasury stock, at cost, 3,917,149 and 3,793,621 shares, respectively	(45,502)	(43,346)
Retained earnings	156,819	144,197
Accumulated other comprehensive income - Foreign currency translation adjustment	392	421
Total Stockholders' Equity	199,595	185,491
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$390,804	$405,631

ePlus inc. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		Six months Ended September 30,
	2010	2009	2010	2009
REVENUES

Sales of product and services	$221,910	$157,271	$397,803	$297,721
Sales of leased equipment	1,101	788	1,101	2,276
	223,011	158,059	398,904	299,997

Lease revenues	8,559	8,884	18,693	16,959
Fee and other income	2,782	2,372	5,760	4,779
Patent Settlement Income	125	3,400	125	3,400

TOTAL REVENUES	234,477	172,715	423,482	325,135

COSTS AND EXPENSES

Cost of sales, product and services	189,791	134,360	340,782	254,931
Cost of sales, leased equipment	1,096	779	1,096	2,189
	190,887	135,139	341,878	257,120

Direct lease costs	1,856	3,142	4,526	5,690
Professional and other fees	3,701	2,657	7,228	4,474
Salaries and benefits	20,597	18,256	40,647	36,181
General and administrative expenses	3,653	3,624	6,798	7,130
Interest and financing costs	696	1,098	1,482	2,403

TOTAL COSTS AND EXPENSES	221,390	163,916	402,559	312,998

EARNINGS BEFORE PROVISION FOR INCOME TAXES	13,087	8,799	20,923	12,137

PROVISION FOR INCOME TAXES	5,178	3,801	8,301	5,238

NET EARNINGS	$7,909	$ 4,998	$12,622	$ 6,899

NET EARNINGS PER COMMON SHARE - BASIC	$0.97	$ 0.61	$1.55	$ 0.84
NET EARNINGS PER COMMON SHARE - DILUTED	$0.94	$ 0.58	$1.51	$ 0.81

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	8,131,088	8,331,302	8,127,228	8,239,995
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	8,384,154	8,547,616	8,348,346	8,480,516